Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 10, 2021, in the Registration Statement and related Prospectus of General Motors Financial Company, Inc. for the registration of Variable Denomination Floating Rate Demand Notes “Right Notes” dated November 5, 2021.

/s/ Ernst + Young LLP

Fort Worth, Texas

November 5, 2021